EXHIBIT 99.1

News Release

TranSwitch Corporation Provides Update on Q3 2007

Business Outlook

SHELTON, CT – October 1, 2007 — TranSwitch Corporation (NASDAQ: TXCC) today announced an update to its business outlook for the third quarter of 2007. The Company now expects revenues for the third quarter ending September 30, 2007, to be between $7.0 million and $7.4 million compared to revenues in the second quarter of 2007 of approximately $8.9 million. The revision in outlook for revenues for the third quarter of 2007 is due primarily to an unexpected shortfall in business compared to forecast from a few smaller accounts and one of TranSwitch’s Tier-One customers, a multinational headquartered in Europe with considerable business in Europe, North American and Asia. We believe this shortfall is temporary, and we are working closely with the Tier-One customer to better understand its situation. The Company’s previous outlook for third quarter revenues announced on its July 24, 2007 conference call was for revenues to be between $9.3 million and $10.5 million.

“While we are disappointed by this shortfall affecting our revenue in the third quarter of 2007, we have confidence in the business potential of TranSwitch based on our strong customer relationships with major telecommunication manufacturers, our innovative product portfolio and our balance sheet,” said Dr. Santanu Das, Chief Executive Officer of TranSwitch Corporation.

“Our continued confidence in our prospects is based on our expectation that a critical mass of platforms using our new products should ramp in volume in the near future offsetting natural declines in revenue from older products. While we do not have precise visibility with respect to the timing, we remain optimistic about the near-term ramp up of these platforms,” continued Dr. Das.

“Our going-forward strategy remains, as before, to (a) support our customers’ efforts to accelerate their time-to-market and ensure that their production process is always unimpeded, (b) manage our expenses, (c) focus on only the growth segments of the telecommunications industry which includes converged wireline and wireless access and carrier Ethernet, and (d) use existing customer relationships and the power of our broad product portfolio to achieve additional design wins in key platforms of Tier-One OEMs,” concluded Dr. Das.

Additional details on TranSwitch’s third quarter results will be discussed during a conference call at 5:30 pm eastern time on October 24, 2007. We also expect at that time to be able to provide better information regarding the status of the key customer platforms.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

    For more information contact:

    Ted Chung

    Vice President, Interim Chief Financial Officer

    TranSwitch Corporation

    Phone: 203/929-8810 ext. 2004

    Fax: 203/926-2071

    www.transwitch.com

    TranSwitch is a registered trademark of TranSwitch Corporation.